Exhibit 99.1

Apollo Investment Corporation

Reports Financial Results for the Quarter Ended June 30, 2013

Recent Highlights:

•	Net investment income per share for the quarter was $0.25, compared to $0.21 for the quarter ended March 31, 2013

•	Net asset value per share at the end of the quarter was $8.16, compared to $8.27 at March 31, 2013

•	Declared a dividend of $0.20 per share for the quarter

•	Invested $788 million during the quarter, representing the second highest quarterly level of gross investment activity in the Company’s history

•	Net investment activity was $208 million for the quarter

•	Raised $182 million of common equity and issued $150 million of 30-year senior unsecured notes during the quarter

New York, NY—August 8, 2013—Apollo Investment Corporation (NASDAQ: AINV) or the “Company,” or “Apollo Investment,” today announced financial results for its first fiscal quarter ended June 30, 2013. The Company’s net investment income was $0.25 per share for the quarter ended June 30, 2013 supported by increased prepayment activity, compared to $0.21 for the quarter ended March 31, 2013. The Company’s net asset value (“NAV”) was $8.16 per share as of June 30, 2013 down from $8.27 at March 31, 2013.

Additionally, the Company also announced that its Board of Directors has declared a dividend of $0.20 per share for the second fiscal quarter of 2014, payable on October 4, 2013 to stockholders of record as of September 20, 2013. The specific tax characteristics of this dividend will be reported to stockholders on Form 1099 after the end of the calendar year.

Mr. James Zelter, Apollo Investment Corporation’s Chief Executive Officer, said, “For the June quarter, we reported strong net investment income and had our second highest origination quarter in our history. Our gross investment activity was driven by meaningful contributions from our specialty verticals and from opportunistic purchases in the secondary market.” Mr. Zelter continued, “We further strengthened our capital structure by raising new equity and long-term debt during the period.”

FINANCIAL HIGHLIGHTS FOR THE QUARTER ENDED JUNE 30, 2013

Select Balance Sheet Data and Other Data

	June 30, 2013	March 31, 2013
Total assets	$3.15 billion	$2.94 billion
Investment portfolio	$3.04 billion	$2.85 billion
Net assets	$1.83 billion	$1.68 billion
Net asset value per share	$8.16	$8.27
Number of portfolio companies	94	81
Debt-to-equity	0.61 x	0.69 x
Leverage Ratio (1)	0.66 x	0.70 x

(1)

The Company’s leverage ratio is defined as debt outstanding plus payable for investments purchased and cash equivalents, plus due to custodian, less receivable for investments sold, less cash equivalents, less cash, less foreign currency, divided by total net assets.

Portfolio Activity

Three months ended June 30, 2013
Investments made during the period	$788 million
Number of new portfolio companies invested	23
Investments sold	$(105) million

Net activity before repaid investments	$683 million
Investments repaid	$(475) million

Net investment activity	$208 million
Number of portfolio company exits	10

Operating Results

Three months ended June 30, 2013
(in thousands)
Net investment income	$52,367
Net realized and unrealized loss	$(33,563)

Net increase in net assets from operations	$18,804

(per share)
Net investment income per share	$0.25
Net realized and unrealized loss per share	$(0.16)

Earnings per share – basic and diluted	$0.09

CONFERENCE CALL / WEBCAST AT 12:00 PM EDT ON AUGUST 8, 2013

The Company will host a conference call on Thursday, August 8, 2013 at 12:00 p.m. Eastern Time. All interested parties are welcome to participate in the conference call by dialing (888) 802-8579 approximately 5-10 minutes prior to the call; international callers should dial (973) 633-6740. Participants should reference Apollo Investment Corporation or Conference ID # 18399472 when prompted. A simultaneous webcast of the conference call will be available to the public on a listen-only basis and can be accessed through the Event Calendar in the Investor Relations section of our website at www.apolloic.com. Following the call you may access a replay of the event either telephonically or via audio webcast. The telephonic replay will be available approximately two hours after the live call and through August 22, 2013 by dialing (800) 585-8367; international callers please dial (404) 537-3406, reference Conference ID # 18399472. A replay of the audio webcast will also be available later that same day. To access the audio webcast please visit the Event Calendar in the Investor Relations section of our website at www.apolloic.com.

SUPPLEMENTAL INFORMATION

The Company provides a supplemental information package to offer more transparency into its financial results and make its reporting more informative and easier to follow. The supplemental package is available in the investor relations section of the Company’s website at www.apolloic.com.

PORTFOLIO AND INVESTMENT ACTIVITY

During the three months ended June 30, 2013, we invested $788 million across 23 new and 23 existing portfolio companies, through a combination of primary and secondary market purchases. This compares to investing $428 million in 10 new and 9 existing portfolio companies for the three months ended March 31, 2013. Investments sold or repaid during the three months ended June 30, 2013 totaled $580 million versus $229 million for the three months ended March 31, 2013.

At June 30, 2013, our portfolio consisted of 94 portfolio companies and was invested 48% in secured debt, 39% in unsecured debt, 6% in structured products, and 7% in common equity, preferred equity and warrants, measured at fair value, versus 81 portfolio companies invested 44% in secured debt, 43% in unsecured debt, 7% in structured products, and 6% in common equity, preferred equity and warrants, measured at fair value at March 31, 2013.

The weighted average yields on our secured debt portfolio, unsecured debt portfolio and total debt portfolio as of June 30, 2013 at our current cost basis were 11.4%, 11.8% and 11.6%, respectively, exclusive of securities on non-accrual status. The weighted average yields on our secured loan portfolio, unsecured debt portfolio and total debt portfolio as of March 31, 2013 at our current cost basis were 11.2%, 12.7% and 11.9%, respectively.

Since the initial public offering of Apollo Investment in April 2004, and through June 30, 2013, invested capital totaled $11.1 billion in 238 portfolio companies. Over the same period, Apollo Investment completed transactions with more than 100 different financial sponsors.

At June 30, 2013, 67% or $1.8 billion of our income-bearing investment portfolio was fixed rate and 33% or $0.9 billion was floating rate, measured at fair value. On a cost basis, 68% or $1.8 billion of our income-bearing investment portfolio was fixed rate and 32% or $0.9 billion was floating rate. At March 31, 2013, 64% or $1.6 billion of our income-bearing debt investment portfolio was fixed rate debt and 36% or $0.9 billion is floating rate debt, measured at fair value. On a cost basis, 65% or $1.6 billion of our income-bearing investment portfolio was fixed rate debt and 35% or $0.9 billion was floating rate debt.

APOLLO INVESTMENT CORPORATION

STATEMENTS OF ASSETS AND LIABILITIES

(in thousands, except per share amounts)

	June 30, 2013 (unaudited)	March 31, 2013
Assets
Non-controlled/non-affiliated investments, at fair value (cost—$2,634,689 and $2,550,091, respectively)	$2,571,788	$2,414,307
Non-controlled /affiliated investments, at fair value (cost—$29,340 and $0, respectively)	16,582	—
Controlled investments, at fair value (cost—$487,447 and $469,210, respectively)	451,411	436,092
Derivatives, net at fair value (proceeds $(4,156) and $0, respectively)	2,699	—
Cash	10,053	3,902
Foreign currency (cost—$7,164 and $2,293, respectively)	7,031	2,295
Restricted cash	5,180	—
Receivable for investments sold	8,128	5,713
Interest receivable	44,449	51,990
Dividends receivable	4,850	2,703
Deferred financing costs	30,512	26,990
Prepaid expenses and other assets	995	320

Total assets	$3,153,678	$2,944,312

Liabilities
Debt	$1,125,491	$1,156,067
Payable for investments purchased	101,559	26,021
Dividends payable	44,948	40,578
Management and performance-based incentive fees payable	29,167	26,509
Interest payable	12,681	12,012
Accrued administrative expenses	2,452	2,219
Other liabilities and accrued expenses	4,212	3,517

Total liabilities	$1,320,510	$1,266,923

Net Assets
Common stock, par value $.001 per share, 400,000 and 400,000 common shares authorized, respectively, and 224,741 and 202,891 issued and outstanding, respectively	$225	$203
Paid-in capital in excess of par	3,115,537	2,933,636
Over-distributed net investment income	(36,764)	(44,183)
Accumulated net realized loss	(1,149,014)	(1,053,080)
Net unrealized depreciation	(96,816)	(159,187)

Total net assets	$1,833,168	$1,677,389

Total liabilities and net assets	$3,153,678	$2,944,312

Net asset value per share	$8.16	$8.27

APOLLO INVESTMENT CORPORATION

STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share amounts)

	Three months ended
	June 30, 2013	June 30, 2012
INVESTMENT INCOME:
From non-controlled/non-affiliated investments:
Interest	$75,561	$72,637
Dividends	4,264	1,006
Other income	4,476	4,044
From non-controlled/affiliated investments:
Interest	440	—
From controlled investments:
Interest	5,172	1,278
Dividends	6,722	1,368
Other income	38	—

Total investment income	$96,673	$80,333

EXPENSES:
Management fees	$14,757	$13,820
Performance-based incentive fees	12,449	9,516
Interest and other debt expenses	15,845	15,577
Administrative services expense	1,097	750
Other general and administrative expenses	2,132	2,603

Total expenses	46,280	42,266

Management and performance-based incentive fees waived	(1,974)	(665)

Net expenses	44,306	41,601

Net investment income	$52,367	$38,732

REALIZED AND UNREALIZED GAIN (LOSS) FROM INVESTMENTS, CASH EQUIVALENTS AND FOREIGN CURRENCIES:
Net realized loss:
Investments and cash equivalents	$(97,910)	$(18,241)
Foreign currencies	1,976	(603)

Net realized loss	(95,934)	(18,844)

Net change in unrealized depreciation/appreciation:
Investments and cash equivalents	57,194	(39,392)
Foreign currencies	(1,678)	7,862
Derivatives	6,855	—

Net change in unrealized depreciation/appreciation	62,371	(31,530)

Net realized and unrealized gain (loss) from investments, cash equivalents and foreign currencies	(33,563)	(50,374)

NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$18,804	$(11,642)

EARNINGS (LOSS) PER SHARE—BASIC AND DILUTED	$0.09	$(0.06)

About Apollo Investment Corporation

Apollo Investment Corporation (NASDAQ: AINV) is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company invests primarily in various forms of debt investments including secured and unsecured loans, mezzanine investments and/or equity in private middle market companies. The Company may also invest in the securities of public companies and structured products such as collateralized loan obligations. The Company seeks to provide private financing solutions for private companies that do not have access to the more traditional providers of credit. Apollo Investment Corporation is managed by Apollo Investment Management, L.P., an affiliate of Apollo Global Management, LLC, a leading global alternative investment manager. For more information, please visit http://www.apolloic.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties, including, but not limited to, statements as to our future operating results; our business prospects and the prospects of our portfolio companies; the impact of investments that we expect to make; the dependence of our future success on the general economy and its impact on the industries in which we invest; the ability of our portfolio companies to achieve their objectives; our expected financings and investments; the adequacy of our cash resources and working capital; and the timing of cash flows, if any, from the operations of our portfolio companies.

We may use words such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may” and similar expressions to identify forward-looking statements. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations. Statements regarding the following subjects, among others, may be forward-looking: the return on equity; the yield on investments; the ability to borrow to finance assets; new strategic initiatives; the ability to reposition the investment portfolio; the market outlook; future investment activity; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. Undue reliance should not be placed on such forward-looking statements as such statements speak only as of the date on which they are made. We do not undertake to update our forward-looking statements unless required by law.

Contact

Elizabeth Besen

Investor Relations Manager

Apollo Investment Corporation

(212) 822-0625

ebesen@apollolp.com

SOURCE: Apollo Investment Corporation